EXHIBIT 99.1

CONTACTS:

Cathy Jessup, CFO
The Topps Company, Inc.
212.376.0466

or

Betsy Brod/Jonathan Schaffer
Brod & Schaffer, LLC
212.750.5800


For Immediate Release
---------------------


                   THE TOPPS COMPANY, INC. REPORTS FISCAL 2006
                             SECOND QUARTER RESULTS


New York, NY, September 28, 2005 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for the fiscal 2006 second quarter ended August 27, 2005.

Net sales in the fiscal 2006 second quarter increased 9.4% to $75.3 million compared to $68.8 million last year. Income from operations was $3.3 million compared to $4.8 million last year. Profitability for the period was impacted by higher marketing-related expenses. Net income in the fiscal 2006 second quarter was $4.8 million, or $0.12 per diluted share, versus $3.7 million, or $0.09 per diluted share, last year. Net income in the recent period benefited from a one-time, non-cash reversal of income tax reserves which added approximately $1.6 million.

For the six months ended August 27, 2005, net sales were $154.1 million compared to $156.9 million last year. Stronger foreign currencies versus the prior year contributed $1.6 million to 2006 first half sales. Income from operations was $3.7 million compared to $10.5 million last year. Net income was $5.7 million, or $0.14 per diluted share, versus $7.8 million, or $0.19 per diluted share, last year. Fiscal 2005 results included a one-time charge of $1.9 million, or approximately $0.05 per diluted share, incurred in the first quarter related to a European Commission fine. Results for the first half of fiscal 2006 included the second quarter tax benefit of approximately $1.6 million.

Confectionery net sales increased 5.7% to $42.2 million in the fiscal 2006 second quarter compared to $40.0 million in last year's second quarter. The sales gain resulted from the improved performance of domestic Confectionery products due, in part, to increased advertising, consistent with our strategy. Strong sales of Ring Pop, Push Pop, and Baby Bottle Pop, broadened distribution of Juicy Drop Pop, and the rollout in Japan and Latin America of Mega Mouth Spray all contributed to the quarter's results.

Entertainment net sales increased 14.7% to $33.0 million in the fiscal 2006 second quarter from $28.8 million in the prior-year period. U.S. sports cards recorded year-over-year double-digit gains driven by strong football sales. The growth in the Company's football line is largely attributable to an effective marketing campaign based on Topps 50th anniversary of selling football cards, an exciting rookie class, and the absence of a long-time competitor which ceased operations and liquidated its assets.

In addition, the Company is pleased to report progress regarding its efforts to reduce product proliferation in the sports card category. During the quarter, the Major League Baseball Players' Association and Major League Baseball Properties each announced its intention to reduce the number of licensees from four to two companies - Topps and Upper Deck - to market baseball cards for the next four years beginning February 2006. As part of this realignment, the Company will be increasing its financial and marketing commitments to its licensing partners and views the overall reduction of product releases by more than 50% as a positive development for the business.

Non-sports publishing products, including World Wrestling Entertainment in Italy, Wacky Packages in the U.S., and Star Wars in the U.S. and Europe also added to sales increases in the period. WizKids Pirates strategy games enjoyed cross-over success in the quarter beyond traditional gaming stores into mass retail outlets. The Company will apply this constructible game format in a new direction with the launch of a NASCAR product during the third quarter.


                                                                Continued...

Arthur T. Shorin, Chairman and CEO commented, "We are pleased to report improved sales performance during the period in both our Confectionery and Entertainment segments. Additionally, we have completed the comprehensive strategic review with outside consultants and have already taken action. A restructuring program was recently announced which will separate our Confectionery and Entertainment businesses and will streamline the organizational structure through headcount reductions. We expect the changes to generate annual savings of approximately $2.5 million. This amount includes $3.4 million of headcount reductions, less $900,000 in targeted additions to support top-line growth initiatives.

"As part of the restructuring, the Company will incur a charge of approximately $2.4 million, 50% of which will be in the third quarter and the balance in the fourth quarter. In addition, as part of our overall review of the business, we have decided to exit one of our Internet operations, thePit.com, through either sale or closure, and will record an after-tax charge of approximately $5 million in the third quarter. Excluding these charges, we expect to realize our financial objectives for this fiscal year, as previously stated."

Mr. Shorin concluded, "Beyond taking actions to improve performance, the Company's Board of Directors has approved an additional 3.4 million share buyback that increases the total outstanding authorization to 5.0 million shares. The Board has also approved the immediate implementation of a 10b5-1 program that will further facilitate the Company's repurchase of shares."

During the first quarter, the Company paid its regular quarterly cash dividend to shareholders of $0.04 per share. At August 27, 2005, the Company had $96.9 million in cash and short-term investments and no debt.


The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days.

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

                                (Tables Follows)

                                    --end--

                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (amounts in thousands, except share data)




                                                (Unaudited)                     (Unaudited)
                                           Thirteen weeks ended            Twenty Six weeks ended
                                        ----------------------------    ----------------------------
                                          August 27,    August 28,       August 27,     August 28,
                                            2005           2004             2005            2004
                                        ------------    ------------    ------------    ------------
Net sales                               $  75,277       $  68,781       $ 154,143       $ 156,870
Cost of sales                              46,857          42,501          98,049          96,791
                                         --------       ---------       ---------       ---------
Gross profit on sales                      28,420          26,280          56,094          60,079

Other income                                  195             411           1,147             844
Selling, general and admin. expense        25,330          21,879          53,559          50,472
                                         --------       ---------       ---------       ---------
Income from operations                      3,285           4,812           3,682          10,451
Interest income, net                          798             557           1,537           1,041
                                         --------       ---------       ---------       ---------
Income before provision for income taxes    4,083           5,369           5,219          11,492
(Benefit)/Provision for income taxes         (754)          1,714            (515)          3,735
                                         --------       ---------       ---------       ---------
Net income                              $   4,837       $   3,655       $   5,734       $   7,757
                                         ========       =========       =========       =========


Net income per share - basic                 0.12            0.09            0.14            0.19
                     - diluted               0.12            0.09            0.14            0.19

Weighted avg.shares outstanding:
                     - basic            40,512,000      40,459,000      40,484,000      40,513,000
                     - diluted          41,547,000      41,511,000      41,429,000      41,565,000


                            THE TOPPS COMPANY, INC.
                     CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                             (amounts in thousands)


                                           As of                  As of
                                     August 27, 2005        February 26, 2005
                                     ---------------        -----------------

Cash and Equivalents                    $  32,180               $  36,442
Investments                                64,754                  69,955
Working Capital                           138,655                 138,146
Net Property, Plant and Equipment          12,378                  12,553
Total Assets                              284,104                 290,411
Shareholders' Equity                    $ 219,919               $ 219,189





                               SEGMENT INFORMATION
                             (amounts in thousands)

                                               Quarter Ended               Nine Months Ended
                                        -------------------------      --------------------------
                                        August 27,     August 28,      August 27,      August 28,
                                           2005           2004            2005            2004
                                        ----------    -----------      ------------   -----------
Net Sales
Confectionery                           $ 42,248        $ 39,982        $  86,287       $  84,189
Entertainment Products                    33,029          28,799           67,856          72,681
                                        --------        --------        ---------       ---------
Total                                   $ 75,277        $ 68,781        $ 154,143       $ 156,870
                                        ========        ========        =========       =========

Contributed Margin
Confectionery                           $ 14,067        $ 15,777        $  25,907       $  28,779
Entertainment Products                    10,046           8,998           18,327          22,426
                                        --------        --------        ---------       ---------
Total                                   $ 24,113        $ 24,775        $  44,234       $  51,205
                                        ========        ========        =========       =========


Reconciliation of Contributed Margin
to Income Before Provision for Taxes:

Total Contributed Margin                $ 24,113        $ 24,775        $  44,234       $  51,205
Unallocated General and Administrative
  Expenses and Manufacturing Overhead    (19,602)        (18,805)         (38,847)        (38,437)
Depreciation & Amortization               (1,421)         (1,569)          (2,852)         (3,161)
Other Income                                 195             411            1,147             844
                                        --------        ---------       ---------       ---------
Income from Operations                     3,285           4,812            3,682          10,451
Interest Income, Net                         798             557            1,537           1,041
                                        ---------       ---------       ---------       ---------
Income before Provision for
  Income Taxes                          $  4,083        $  5,369        $   5,219       $  11,492
                                        =========       =========       =========       =========
